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                                                                       EXHIBIT K

                         [Letterhead of Arnold & Porter]


                                January 14, 2004


Republic of Turkey
Prime Ministry
Undersecretariat of Treasury
General Directorate of Foreign
Economic Relations
Ismet Inonu Bulvari 06510
Emek-Ankara, Turkey

Ladies and Gentlemen:

      We have acted as special United States counsel for the Republic of Turkey (the "Republic") in connection with the issuance and offering for sale of its 8.0% Notes due February 14, 2034 (the "Notes") in the aggregate principal amount of U.S.$1,500,000,000 (the "Offering") in the form of a takedown from the Republic's Registration Statement No. 333-103059 under Schedule B (the "Registration Statement"). In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated March 10, 2003, the Prospectus Supplement dated January 7, 2004, the Fiscal Agency Agreement dated as of December 15, 1998, between the Republic and JPMorgan Chase Bank, as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004, (the "Fiscal Agency Agreement"), and the Underwriting Agreement dated September 17, 2003 (the "Underwriting Agreement") by and among the Republic and Citigroup Global Markets Inc., UBS Limited and the other underwriters set forth in Schedule II to the Underwriting Agreement (the "Underwriters").

      It is our opinion that, assuming due authorization, execution and delivery by the Republic, the Notes, when duly authenticated in accordance with the terms of the Fiscal Agency Agreement and delivered by and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Republic under the laws of the State of New York.

      Insofar as the opinion set forth herein relates to matters of the law of the Republic, we have relied upon the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, Republic of Turkey, dated of even date herewith, and our opinion herein is subject to any and all exceptions and reservations set forth therein.
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      We consent to the filing of this opinion as an exhibit to the Annual
Report of the Republic of Turkey on Form 18-K and to the references to our firm appearing under the caption "Validity of the Securities" in the Prospectus forming a part of the Registration Statement, and appearing under the caption "Legal Matters" in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.


                                    Very truly yours,


                                    /s/ Arnold & Porter